Exhibit 4.4

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
The following description of the share capital of Mallinckrodt plc (“Mallinckrodt” or the “Company”) is a summary. This summary does not purport to be complete and is qualified in its entirety by reference to the Irish Companies Act 2014 (the “Companies Act”) and the complete text of Mallinckrodt’s memorandum and articles of association (the “Memorandum and Articles of Association”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. You should read those laws and documents carefully. As used in this exhibit, “we,” and “our” refer to Mallinckrodt.
Description of Ordinary Shares
Legal Name; Formation; Fiscal Year; Registered Office
The legal name of the company is Mallinckrodt public limited company. Mallinckrodt was incorporated in Ireland as a public limited company on January 9, 2013 with company registration number 522227. Mallinckrodt’s fiscal year ends on the last Friday in December and Mallinckrodt’s registered address is College Business & Technology Park, Cruiserath, Blanchardstown, Dublin 15, Ireland.
Share Capital
The authorized share capital of Mallinckrodt is €25,000 and $5,000,000, divided into 25,000 ordinary A shares with a par value of €1.00 per share and 500,000,000 ordinary shares with a par value of $0.01 per share.
Mallinckrodt may issue shares subject to the maximum prescribed by its authorized share capital contained in its memorandum of association. For the avoidance of doubt, notwithstanding anything in the Memorandum and Articles of Association to the contrary, pursuant to Section 1123(a)(6) of chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), Mallinckrodt shall not issue non-voting equity securities; provided, however, that the foregoing restriction (i) shall have no further force or effect beyond that required under Section 1123 of the Bankruptcy Code, (ii) shall have such force and effect, if any, only for so long as such section is in effect and applicable to the Company and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.
Mallinckrodt’s Memorandum and Articles of Association do not provide for authorized preferred shares, the creation of which will require (i) an ordinary resolution to increase Mallinckrodt’s authorized share capital and create the preference shares and (ii) a special resolution to amend Mallinckrodt’s Memorandum and Articles of Association to increase Mallinckrodt’s authorized share capital and set out the preference share rights. In addition, Mallinckrodt’s directors will need to be authorized and empowered by the shareholders to issue any preference shares so created, free of statutory preemption rights, whether generally or in respect of a specific issuance, which will require (i) an allotment authority conferred by an ordinary resolution and (ii) a disapplication of statutory preemption rights by a special resolution. An ordinary resolution requires over 50% and a special resolution requires over 75% of the votes of a company’s shareholders cast at a general meeting (in person or by proxy).
As a matter of Irish company law, the directors of a company may cause the company to issue new ordinary or preferred shares without shareholder approval once authorized to do so by the articles of association of the company or by an ordinary resolution adopted by the shareholders at a general meeting. The authority conferred can be granted for a maximum period of five years, at which point it must be renewed by the shareholders of the company by an ordinary resolution. The board of directors of Mallinckrodt was granted authority to issue shares up to the amount of the Company’s authorized share capital pursuant to the Memorandum and Articles of Association, such authority to expire five years from November 14, 2023, the date on which the Memorandum and Articles of Association were adopted.
The authorized share capital may be increased or reduced (but not below the number of issued ordinary shares or ordinary A shares, as applicable) by way of an ordinary resolution of Mallinckrodt’s shareholders, but not below the number of shares then outstanding. The shares comprising the authorized share capital of Mallinckrodt may be divided into shares of such par value as the resolution prescribes.
The rights and restrictions to which the ordinary shares are subject are prescribed in Mallinckrodt’s Memorandum and Articles of Association.
Irish law does not recognize fractional shares held of record; accordingly, Mallinckrodt’s Memorandum and Articles of Association do not provide for the issuance of fractional ordinary shares of Mallinckrodt, and the official Irish register of Mallinckrodt will not reflect any fractional ordinary shares.

Whenever an alteration or reorganization of the share capital of Mallinckrodt would result in any Mallinckrodt shareholder becoming entitled to fractions of a share, the Mallinckrodt board of directors may, on behalf of those shareholders that would become entitled to fractions of a share, arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion among the shareholders who would have been entitled to the fractions. For the purpose of any such sale the board may authorize some person to transfer the shares representing fractions to the purchaser, who shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.
Preemption Rights, Share Warrants and Share Options
Under Irish law, certain statutory preemption rights apply automatically in favor of shareholders where securities are to be issued for cash unless an opt-out has been approved by a shareholder resolution (requiring the support of at least 75% of votes cast) or in a company’s constitution. The Memorandum and Articles of Association provide for such opt-out and pro rata preemptive rights are suspended for five years after November 14, 2023, the effective date (the “Effective Date”) of the Company’s emergence from its 2023 Chapter 11 cases and Irish examinership proceedings (together, the “2023 Bankruptcy Proceedings”), such that during the initial five-year period, only Mallinckrodt shareholder(s) owning, individually in the case of a Mallinckrodt shareholder, or collectively in the case of any group of affiliated Mallinckrodt shareholders (including Mallinckrodt shareholder entities that share the same investment manager), at least 1% of the ordinary shares (excluding equity to be issued under the Mallinckrodt Pharmaceuticals 2024 Stock and Incentive Plan (the “Incentive Plan”) and the contingent value rights issued in connection with emergence from the 2023 Bankruptcy Proceedings (the “CVRs”)) will have the right to participate in issuances of securities of Mallinckrodt, subject to certain exceptions and rights of oversubscription as described in the Memorandum and Articles of Association.
The Memorandum and Articles of Association of Mallinckrodt provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which Mallinckrodt is subject, the board is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the board deems advisable, options to purchase or subscribe for such number of shares of any class or classes or of any series of any class as the board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Companies Act provides that boards of directors may issue share warrants or options without shareholder approval once authorized to do so by the Memorandum and Articles of Association or an ordinary resolution of shareholders. Under Irish law, the board may issue shares upon exercise of validly issued warrants or options without shareholder approval or authorization.
Dividends
Under Irish law, dividends and distributions may only be made from “distributable reserves.” Distributable reserves, broadly, means the accumulated realized profits of Mallinckrodt less accumulated realized losses of Mallinckrodt and includes reserves created by way of capital reduction. In addition, no distribution or dividend may be made unless the net assets of Mallinckrodt are equal to, or in excess of, the aggregate of Mallinckrodt’s called up share capital plus undistributable reserves and the distribution does not reduce Mallinckrodt’s net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which Mallinckrodt’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed Mallinckrodt’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.
The determination as to whether or not Mallinckrodt has sufficient distributable reserves to fund a dividend must be made by reference to the “relevant financial statements” of Mallinckrodt. The “relevant financial statements” are either the last set of unconsolidated annual audited financial statements or unaudited financial statements prepared in accordance with the Companies Act, which give a “true and fair view” of Mallinckrodt’s unconsolidated financial position and accord with accepted accounting practice.
The mechanism as to who declares a dividend and when a dividend becomes payable is governed by the Memorandum and Articles of Association of Mallinckrodt. Mallinckrodt’s Memorandum and Articles of Association authorize the directors to declare such dividends as appear justified from the profits of Mallinckrodt without the approval of the shareholders at a general meeting. The board of directors may also recommend a dividend to be approved and declared by the shareholders at a general meeting. Any general meeting declaring a dividend and any resolution of the directors declaring a dividend may direct that the payment be made by distribution of assets, shares or cash. No dividend issued may exceed the amount recommended by the directors. The dividends can be declared and paid in the form of assets, shares or cash.
The directors of Mallinckrodt may deduct from any dividend payable to any shareholder all sums of money (if any) immediately payable by such shareholder to Mallinckrodt in relation to the shares of Mallinckrodt.
The holders of ordinary A shares are not entitled to receive any dividend.

Share Repurchases and Redemptions
Overview
Mallinckrodt’s Memorandum and Articles of Association provide that unless the board of directors specifically resolves to treat such acquisition as a purchase for the purposes of the Companies Act, any ordinary share or an interest in any ordinary share which Mallinckrodt has acquired or agreed to acquire from a third party is deemed to be a redeemable share. Accordingly, for Irish company law purposes, the repurchase of ordinary shares by Mallinckrodt may technically be effected as a redemption of those shares as described below under “Share Repurchases and Redemptions-Repurchases and Redemptions by Mallinckrodt.” If such shares were not to be deemed to be redeemable shares, their repurchase by Mallinckrodt would be subject to additional requirements imposed by Irish law. Neither Irish law nor any constituent document of Mallinckrodt places limitations on the right of non-resident or foreign owners to vote or hold Mallinckrodt ordinary shares. Except where otherwise noted, when we refer elsewhere in this exhibit to repurchasing or buying back ordinary shares of Mallinckrodt, we are referring to the redemption of ordinary shares by Mallinckrodt or the purchase of Mallinckrodt ordinary share by a subsidiary of Mallinckrodt, in each case in accordance with the Mallinckrodt Memorandum and Articles of Association and Irish company law as described below.
Repurchases and Redemptions by Mallinckrodt
Under Irish law, a company can issue redeemable shares and redeem them out of distributable reserves (which are described above under “—Dividends”) or the proceeds of a new issue of shares for that purpose. The issue of redeemable shares may only be made by Mallinckrodt where the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of Mallinckrodt. All redeemable shares must also be fully paid and the terms of redemption of the shares must provide for payment on redemption. Based on the provision of Mallinckrodt’s Memorandum and Articles of Association described above, shareholder approval is not required to redeem Mallinckrodt ordinary shares.
Mallinckrodt may also be given an additional general authority by its shareholders to purchase its own shares as overseas market purchases on a recognized stock exchange such as the New York Stock Exchange or the Nasdaq stock market, which would take effect on the same terms and be subject to the same conditions as applicable to purchases by Mallinckrodt’s subsidiaries as described below.
Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by Mallinckrodt at any time must not exceed 10% of the nominal value of the issued share capital of Mallinckrodt. While Mallinckrodt holds shares as treasury shares, it cannot exercise any voting rights in respect of those shares. Treasury shares may be cancelled by Mallinckrodt or re-issued subject to certain conditions.
Purchases by Subsidiaries of Mallinckrodt
Under Irish law, it may be permissible for an Irish or non-Irish subsidiary to purchase ordinary shares of Mallinckrodt either as overseas market purchases on a recognized stock exchange or off-market. A general authority of the shareholders of Mallinckrodt is required to allow a subsidiary of Mallinckrodt to make on-market purchases of Mallinckrodt ordinary shares; however, as long as this general authority has been granted, no specific shareholder authority for a particular on-market purchase by a subsidiary of Mallinckrodt ordinary shares is required.
In order for a subsidiary of Mallinckrodt to make an on-market purchase of Mallinckrodt’s ordinary shares, such shares must be purchased on a “recognized stock exchange.” Each of the New York Stock Exchange and the Nasdaq stock market are specified as a recognized stock exchange for this purpose by Irish company law.
For an off-market purchase by a subsidiary of Mallinckrodt, the proposed purchase contract must be authorized by special resolution of the shareholders of Mallinckrodt before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution, the purchase contract must be on display or must be available for inspection by shareholders at the registered office of Mallinckrodt.
The number of shares held by the subsidiaries of Mallinckrodt at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of the issued share capital of Mallinckrodt. While a subsidiary holds Mallinckrodt ordinary shares, it cannot exercise any voting rights in respect of those shares. The acquisition of the ordinary shares of Mallinckrodt by a subsidiary must be funded out of distributable reserves of the subsidiary.
Lien on Shares, Calls on Shares and Forfeiture of Shares
Mallinckrodt’s Memorandum and Articles of Association provide that Mallinckrodt will have a first and paramount lien on every share for all moneys, whether presently due or not, payable in respect of such Mallinckrodt ordinary share. Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. These provisions are standard inclusions in the articles of association of an Irish company limited by shares such as Mallinckrodt and will only be applicable to Mallinckrodt shares that have not been fully paid up.

Bonus Shares
Under Mallinckrodt’s Memorandum and Articles of Association, the board may resolve to capitalize any amount for the time being standing to the credit of Mallinckrodt’s reserves accounts or to the credit of the profit and loss account which is not available for distribution by applying such sum in paying up in full unissued shares to be allotted as fully paid-up bonus shares to shareholders of Mallinckrodt who would have been entitled to that sum if it were distributable and had been distributed by way of dividend (and in the same proportions).
Consolidation and Division; Subdivision
Under its Memorandum and Articles of Association, Mallinckrodt may, by ordinary resolution, consolidate and divide all or any of its share capital into shares of larger par value than its existing shares or subdivide its shares into smaller amounts than are fixed by its Memorandum and Articles of Association.
Reduction of Share Capital
Mallinckrodt may, by ordinary resolution, reduce its authorized but unissued share capital in any way. Mallinckrodt also may, by special resolution and subject to confirmation by the Irish High Court, reduce or cancel its issued share capital (which includes share premium) in any way permitted by the Companies Act.
Annual General Meetings of Shareholders
Mallinckrodt held its first annual general meeting on March 20, 2014, and is required to hold subsequent annual general meetings at intervals of no more than 15 months thereafter, provided that an annual general meeting is held in each calendar year following the first annual general meeting, no more than nine months after Mallinckrodt’s fiscal year end. Any annual general meeting may be held outside Ireland if a resolution so authorizing has been passed at the preceding annual general meeting. Because of the 15-month requirement described in this paragraph, Mallinckrodt’s Memorandum and Articles of Association include a provision reflecting this requirement of Irish law.
Notice of an annual general meeting must be given to all Mallinckrodt shareholders and to the auditors of Mallinckrodt. The Memorandum and Articles of Association of Mallinckrodt provide for a minimum notice period of 21 days, which is the minimum permitted under Irish law.
The only matters which must, as a matter of Irish company law, be transacted at an annual general meeting are the review by the members of the company’s affairs, presentation of the statutory financial statements and reports of the directors and auditors, the appointment of new auditors and the fixing of the auditor’s remuneration (or delegation of same). If no resolution is made in respect of the reappointment of an existing auditor at an annual general meeting, the existing auditor will be deemed to have continued in office.
At any annual general meeting, only such business may be conducted as has been brought before the meeting (i) by or at the direction of the board of directors, (ii) in certain circumstances, at the direction of the Irish High Court, (iii) as required by law or (iv) such business that the chairman of the meeting determines is properly within the scope of the meeting. The business to be conducted at any extraordinary general meeting must be set forth in the notice of the meeting. In addition, shareholders entitled to vote at an annual general meeting may make nominations of candidates for election to the board of directors.
Extraordinary General Meetings of Shareholders
Extraordinary general meetings of Mallinckrodt may be convened by (i) the board of directors, (ii) on requisition of the shareholders holding not less than 10% of the paid-up share capital of Mallinckrodt carrying voting rights, (iii) on requisition of Mallinckrodt’s auditors upon their resignation or (iv) in exceptional cases, by court order. Extraordinary general meetings are generally held for the purposes of approving shareholder resolutions of Mallinckrodt as may be required from time to time. At any extraordinary general meeting only such business shall be conducted as is set forth in the notice thereof.
Notice of an extraordinary general meeting must be given to all Mallinckrodt shareholders and to the auditors of Mallinckrodt. Under Irish law and Mallinckrodt’ Memorandum and Articles of Association, the minimum notice periods are 21 days’ notice in writing for an extraordinary general meeting to approve a special resolution and 14 days’ notice in writing for any other extraordinary general meeting. General meetings may be called by shorter notice in accordance with the terms of the Companies Act.
In the case of an extraordinary general meeting convened by shareholders of Mallinckrodt, the proposed purpose of the meeting must be set out in the requisition notice. The requisition notice can contain any resolution. Upon receipt of this requisition notice, the board of directors has 21 days to convene a meeting of Mallinckrodt’s shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of the receipt of the requisition notice.

If the directors become aware that the net assets of Mallinckrodt are half or less of the amount of Mallinckrodt’s called-up share capital, the directors of Mallinckrodt must convene an extraordinary general meeting of Mallinckrodt’s shareholders not later than 28 days from the date that they learn of this fact. This meeting must be convened for the purposes of considering whether any, and if so what, measures should be taken to address the situation.
Voting
Where a vote is to be taken at a general meeting, every shareholder has one vote for each ordinary share that he or she holds as of the record date for the meeting. Voting rights may be exercised by shareholders registered in Mallinckrodt’s share register as of the record date for the meeting or by a duly appointed proxy of such a registered shareholder, which proxy need not be a shareholder. Where interests in shares are held by a nominee trust company, this company may exercise the rights of the beneficial holders on their behalf as their proxy. All proxies must be appointed in the manner prescribed by Mallinckrodt’s Memorandum and Articles of Association. The Memorandum and Articles of Association of Mallinckrodt permit the appointment of proxies by the shareholders to be notified to Mallinckrodt electronically.
Except where a greater majority is required by the Companies Act, any question, business or resolution proposed at any general meeting shall be decided by a simple majority of the votes cast.
Mallinckrodt’s Memorandum and Articles of Association provide that all resolutions are decided by a show of hands unless a poll (before or on the declaration of the result of the show of hands) is demanded by (i) the chair of the meeting, (ii) at least three shareholders present in person or by proxy, (iii) any shareholder or shareholders present in person or by proxy, holding not less than one-tenth of the total voting rights of Mallinckrodt having the right to vote at such meeting, or (iv) any shareholder or shareholders holding shares in Mallinckrodt conferring the right to vote at the meeting being shares on which an aggregate sum has been paid equal to not less than one-tenth of the total sum paid up on all shares conferring that right. Each Mallinckrodt ordinary shareholder of record as of the record date for the meeting has one vote at a general meeting on a show of hands.
The holders of ordinary A shares shall not be entitled to receive notice of, nor attend, speak or vote at, general meetings of shareholders. Treasury shares and shares held by subsidiaries will not be entitled to vote at general meetings of shareholders.
Irish company law requires “special resolutions” of the shareholders at a general meeting to approve certain matters. A special resolution requires not less than 75% of the votes cast of Mallinckrodt’s shareholders present in person or by proxy at a general meeting. This may be contrasted with “ordinary resolutions,” which require a simple majority of the votes of Mallinckrodt’s shareholders cast in person or by proxy at a general meeting. Examples of matters requiring special resolutions include:
•amending the objects (i.e., main purposes) of Mallinckrodt;
•amending the Memorandum and Articles of Association of Mallinckrodt;
•approving a change of name of Mallinckrodt;
•authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or a person who is deemed to be “connected” to a director for the purposes of the Companies Act;
•opting-out of preemption rights on the issuance of new shares;
•re-registration of Mallinckrodt from a public limited company to a private company;
•variation of class rights attaching to classes of shares;
•purchasing Mallinckrodt’s ordinary shares off-market;
•any reduction of Mallinckrodt’s issued share capital;
•resolving that Mallinckrodt be wound up by the Irish courts;
•sanctioning a compromise/scheme of arrangement;
•resolving in favor of a shareholders’ voluntary winding-up;
•re-designation of shares into different share classes; and
•setting the re-issue price of treasury shares.
Unanimous Shareholder Consent to Action Without Meeting
The Companies Act provides that shareholders may approve an ordinary or special resolution of shareholders without a meeting only if (a) all shareholders sign the written resolution and (b) the company’s articles of association permit written resolutions of shareholders. Mallinckrodt’s Memorandum and Articles of Association permit unanimous written resolutions of shareholders, as permitted under Irish law.

Variation of Class Rights Attaching to Shares
Variation of all or any special rights attached to any class of shares of Mallinckrodt is addressed in the Memorandum and Articles of Association of Mallinckrodt as well as the Companies Act. Any variation of class rights attaching to the issued shares of Mallinckrodt must be approved by a special resolution of the shareholders of the class affected.
The provisions of the Memorandum and Articles of Association of Mallinckrodt relating to general meetings shall apply to every such general meeting of the holders of any class of shares with certain exceptions in relation to quorum and the right to demand a poll.
Quorum for General Meetings
The presence, in person or by proxy, of the holders of shares in Mallinckrodt entitling them to exercise a majority of the voting power of Mallinckrodt constitutes a quorum for the conduct of business. No business may take place at a general meeting of Mallinckrodt if a quorum is not present in person or by proxy. The board of directors has no authority to waive quorum requirements stipulated in the Memorandum and Articles of Association of Mallinckrodt. Abstentions and broker non-votes will be counted as present for purposes of determining whether there is a quorum in respect of the proposals.
Requirements for Advance Notification of Director Nominations and Proposals of Shareholders
Mallinckrodt’s Memorandum and Articles of Association provide that with respect to an annual or extraordinary general meeting of shareholders, nominations of persons for election to its board of directors and the proposal of business to be considered by shareholders may be made only (i) pursuant to Mallinckrodt’s notice of meeting; (ii) by the board of directors; (iii) by any shareholders pursuant to the valid exercise of power granted to them under the Companies Act; (iv) or by a shareholder who is entitled to vote at the meeting and who has complied with the advance notice procedures provided for in the Memorandum and Articles of Association.
In order to comply with the advance notice procedures of Mallinckrodt’s Memorandum and Articles of Association, a shareholder must give written notice to Mallinckrodt’s secretary on a timely basis. To be timely for an annual general meeting, notice must be delivered not earlier than the close of business on the 90th day and not later than the close of business on the 60th day prior to the first anniversary of the preceding year’s annual general meeting, provided, however, that in the event that the date of the annual general meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the member must be so delivered not earlier than the close of business on the 90th day prior to the date of such annual general meeting and not later than the close of business on the later of the 60th day prior to the date of such annual general meeting or, if the first public announcement of the date of such annual general meeting is less than 100 days prior to the date of such annual general meeting, the 10th day following the day on which public announcement is first made of the date of the annual general meeting; provided, further, that with respect to the 2024 annual general meeting, notice by the shareholder must be so delivered not later than the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall the public announcement of an adjournment or postponement of an annual general meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice.
To be timely for an extraordinary general meeting, notice must be delivered not earlier than the close of business on the 120th day prior to the date of such extraordinary general meeting and not later than the close of business on the 90th day prior to the date of such extraordinary general meeting or, if the first public announcement of the date of such extraordinary general meeting is less than 100 days prior to the date of such extraordinary general meeting, the 10th day following the day on which public announcement is first made of the date of the extraordinary general meeting and of the nominees proposed by the board of directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of an annual general meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice.
In addition, whether relating to an annual or extraordinary general meeting, to be timely, a shareholder’s notice must be updated and supplemented, if necessary, so the information provided or required to be provided is true and correct as of the record date for the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof. Such update and supplement shall be delivered to Mallinckrodt’s secretary (i) not later than five business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date and (ii) not later than eight business days prior to the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of 10 business days prior to the meeting on any adjournment or postponement thereof.

For nominations to the board, the notice must include (i) all information about the director nominee that is required to be disclosed by the U.S. Securities and Exchange Commission ( the “SEC”) rules regarding the solicitation of proxies for the election of directors pursuant to Section 14 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (ii) a description of all direct and indirect compensation and other material monetary agreements or arrangements during the past three years, any other material relationships between the nominating shareholder, and their affiliates and associates or others acting in concert, and the proposed nominee and his or her affiliates and associates and other concert parties (including, but not limited to, information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K under the Exchange Act) and (iii) such other information as Mallinckrodt may reasonably require to determine the eligibility of the proposed nominee, as well as a completed questionnaire, representation and agreement signed by the proposed nominee regarding the background, qualification and certain existing relationships and arrangements of the proposed nominee.
For other business that a shareholder proposes to bring before the meeting, the notice must include a brief description of the business, the reasons for proposing the business at the meeting, the text of the proposal or wording (including the text of any proposed resolutions for consideration and if such business includes a proposal to amend the Memorandum and Articles of Association of Mallinckrodt, the text of the proposed amendment), a discussion of any material interest of the shareholder in the business and a description of all arrangements between the shareholder(s) any other person or persons in connection with the proposal.
Whether the notice relates to a nomination to the board of directors or to other business to be proposed at the meeting, the notice also must include information about (i) the shareholder, (ii) the shareholder’s holdings of Mallinckrodt shares (as well as “derivative instruments” or “short interests” with respect to Mallinckrodt shares, as defined in the Memorandum and Articles of Association), (iii) any arrangements giving the shareholder the right to vote shares of Mallinckrodt, (iv) any rights to dividends on the Mallinckrodt shares that are separated or separable from the underlying Mallinckrodt shares, (v) any proportionate interest in Mallinckrodt’s shares or “derivative instruments,” held by a general or limited partnership in which the shareholder has an interest, (vi) any performance-related fees (other than an asset-based fee) that the shareholder is entitled to base on any increase or decrease in the value of the Mallinckrodt shares or “derivative instruments,” (vii) any significant equity interests or any “derivative instruments” or “short interests” in any of Mallinckrodt’s principal competitors held by the shareholder, (viii) any interest of the shareholder in any contract with Mallinckrodt or any of its affiliates or principal competitors and (ix) any other information that would be required to be disclosed by the SEC rules regarding solicitation of proxies for the director nomination and/or other business to be proposed at the meeting.
The chairman of the meeting shall have the power and duty to determine whether any business proposed to be brought before the meeting was made or proposed in accordance with these procedures (as set out in Mallinckrodt’s Memorandum and Articles of Association), and if any proposed business is not in compliance with these provisions, to declare that no action shall be taken in respect of such defective proposal and that it shall be disregarded.
In addition, the Companies Act provides that shareholders holding not less than 10% of the total voting rights may call an extraordinary general meeting for the purpose of considering director nominations or other proposals, as described above under “Extraordinary General Meetings of Shareholders.”
Inspection of Books and Records
Under Irish law, shareholders have the right to: (i) receive a copy of the memorandum and Memorandum and Articles of Association of Mallinckrodt and any act of the Irish legislature which alters the Memorandum and Articles of Association of Mallinckrodt; (ii) inspect and obtain copies of the minutes and resolutions of general meetings of Mallinckrodt; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by Mallinckrodt; (iv) receive copies of statutory financial statements and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting; and (v) receive any statutory financial statement of a subsidiary company of Mallinckrodt which have previously been sent to shareholders prior to an annual general meeting for the preceding 10 years. The auditors of Mallinckrodt also have the right to inspect all books, records and vouchers of Mallinckrodt. The auditors’ report must be circulated to the shareholders 21 days before the annual general meeting with Mallinckrodt’s financial statements prepared in accordance with the Companies Act, and must be available to the shareholders at Mallinckrodt’s annual general meeting.
Acquisitions
There are a number of mechanisms for acquiring an Irish public limited company, including:
(i)a court-approved scheme of arrangement under the Companies Act. A scheme of arrangement with shareholders requires a court order from the Irish High Court and the approval of a majority in number representing 75% in value of the shareholders present and voting in person or by proxy at a meeting called to approve the scheme;

(ii)through a tender offer or takeover offer by a third party for all of the shares of Mallinckrodt. Where the holders of 80% or more of Mallinckrodt’s shares have accepted an offer by a bidder for their shares in Mallinckrodt, the remaining shareholders may be statutorily required to also transfer their shares to such bidder. If the bidder does not exercise its “squeeze out” right, then the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms. If shares of Mallinckrodt were listed on the main market of the Irish Stock Exchange or another regulated stock exchange in the European Economic Area (the European Economic Area includes all member states of the E.U. and Norway, Iceland and Liechtenstein), this threshold would be increased to 90%; and
(iii)it is also possible for Mallinckrodt to be acquired by way of a merger with an E.U.-incorporated public company under the E.U. Cross Border Merger Directive 2017/1132. Such a merger must be approved by a special resolution. If Mallinckrodt is being merged with another E.U. public company under the E.U. Cross Border Merger Directive 2017/1132 and the consideration payable to Mallinckrodt’s shareholders is not all in the form of cash, Mallinckrodt’s shareholders may be entitled to require their shares to be acquired at fair value.
Under Irish law, there is no requirement for a company’s shareholders to approve a sale, lease or exchange of all or substantially all of a company’s property and assets. However, Mallinckrodt’s Memorandum and Articles of Association provide that the passing of an ordinary resolution is required to approve a sale, lease or exchange of all or substantially all of its property or assets.
Appraisal Rights
Generally, under Irish law, shareholders of an Irish company do not have dissenters’ or appraisal rights. Under the European Communities (Cross-Border Mergers) Regulations 2008 (as amended) governing the merger of an Irish company limited by shares such as Mallinckrodt and a company incorporated in the European Economic Area, a shareholder (i) who voted against the special resolution approving the transaction or (ii) of a company in which 90% of the shares are held by the other party to the transaction has the right to request that the company acquire its shares for cash at a price determined in accordance with the share exchange ratio set out in the transaction.
In the event of a takeover of Mallinckrodt by a third party, in accordance with the Companies Act where the holders of 80% or more in value of a class of Mallinckrodt’s shares (excluding any shares already beneficially owned by the bidder) have accepted an offer for their shares, the remaining shareholders in that class may be statutorily required to transfer their shares, unless, within one month, the non-tendering shareholders can obtain an Irish court order otherwise providing. If the bidder does not exercise this “squeeze out” right, the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms as the original offer, or such other terms as the bidder and the non-tendering shareholders may agree or on such terms as an Irish court, on application of the bidder or non-tendering shareholder, may order.
In an acquisition effected by a scheme of arrangement under Irish law, 100% of the ordinary shares of a company may be acquired following a shareholder resolution approved by at least a majority in number of the registered shareholders representing 75% of votes cast and approved by the Irish High Court.
The Memorandum and Articles of Association provide that Mallinckrodt shareholder(s) collectively owning a majority of the ordinary shares (excluding equity to be issued under the Incentive Plan and the CVRs) shall have the right, upon reasonable notice, to require Mallinckrodt to commence and effect within a reasonable time specified by such Mallinckrodt shareholder(s) a process to effect a sale of Mallinckrodt. Mallinckrodt shall provide the Mallinckrodt shareholders who have signed a confidentiality agreement with regular updates of the sale process and prompt notice of any material developments of such process.
Drag-Along Rights

Subject to customary exceptions, the Memorandum and Articles of Association provide that if any Mallinckrodt shareholder owning, or group of Mallinckrodt shareholders collectively owning, more than 50% of the issued and outstanding ordinary shares (excluding equity to be issued under the Incentive Plan and the CVRs) (the “Selling Shareholders”) agree to sell all of their ordinary shares to an unaffiliated third party, the Selling Shareholders shall, subject to Irish law, have the right to effect a sale of Mallinckrodt through (a) a sale of all or substantially all of the assets of Mallinckrodt and its subsidiaries or (b) a sale of more than 50% of the issued and outstanding ordinary shares (any such sale transaction, a “Drag-Along Sale”) without the approval of the other Mallinckrodt shareholders and shall have the right to require all other Mallinckrodt shareholders (the “Dragged Shareholders”) to, among other things, (i) sell all of their ordinary shares (including equity to be issued under the Incentive Plan and the CVRs) in such Drag-Along Sale; (ii) vote such Dragged Shareholders’ ordinary shares, whether by proxy, voting agreement or otherwise, in favor of the Drag-Along Sale and not raise any objection thereto; (iii) (A) enter into agreements with the purchaser in the Drag-Along Sale on terms and conditions substantially identical to those applicable to the Selling Shareholders, and to obtain any required consents applicable to such Dragged Shareholders and (B) agree to the same covenants, indemnities (pro rata with respect to Mallinckrodt matters) and agreements (other than non-competition commitments) as made by the Selling Shareholders; provided, however, that any indemnity and participation in any escrow to be provided in a Drag-Along Sale shall be pro rata and the aggregate amount of liability for each Dragged Shareholder to an acquirer under any indemnity and any escrow to be provided by a Dragged Shareholder in a Drag-Along Sale shall not exceed the amount of gross proceeds payable to such Dragged Shareholder in connection with such Drag-Along Sale (other than, in the case of an indemnity, on account of such Dragged Shareholder’s own fraud); (iv) make certain customary representations and warranties, on a several and not joint basis, as described in the Memorandum and Articles of Association; (v) waive and refrain from exercising any appraisal, dissenters or similar rights; (vi) not assert any claim against Mallinckrodt, any member of the board or any committee thereof or any other Mallinckrodt shareholder or any of its affiliates in connection with the Drag-Along Sale; (vii) if required by the Selling Shareholders, elect, and agree to reimburse and indemnify (subject to a customary cap and customary limitations), a shareholder representative designated by the Selling Shareholders in connection with a Drag-Along Sale; and (viii) take any and all reasonably necessary actions in furtherance of the consummation of the Drag-Along Sale; provided that the consideration to be received by the Dragged Shareholders shall, subject to management rollover opportunities, be on the same terms, the same per share consideration and in the same form as the consideration received by the Selling Shareholders.
Tag-Along Rights
Subject to customary exceptions, the Memorandum and Articles of Association provide that if one or more Mallinckrodt shareholders (the “Transferring Shareholder(s)”) desires to sell more than 50% of the issued and outstanding ordinary shares (excluding equity to be issued under the Incentive Plan and the CVRs) to any unaffiliated third party in any transaction (or series of related transactions) (a “Tag-Along Transaction”), the other Mallinckrodt shareholder(s) will have customary tag-along rights to participate in such Tag-Along Transaction on a pro rata basis (any such participating shareholder(s), the “Tagging Holders”); provided that such tag-along rights shall, subject to management rollover opportunities, be on the same terms, the same per share consideration and in the same form as the Transferring Shareholders and notice of such sale or transfer shall include, among other things, a description of any non-cash consideration; provided, further, that in connection with a Tag-Along Transaction, (i) the Tagging Holders shall only be required to make certain customary representations and warranties, on a several and not joint basis, as described in the Memorandum and Articles of Association, and (ii) any indemnity and participation in any escrow to be provided in such Tag-Along Transaction shall be pro rata and not exceed the amount of proceeds payable to such Tagging Holder in connection with such Tag-Along Transaction (other than, in the case of an indemnity, on account of such Tagging Holder’s own fraud).
Disclosure of Interests in Shares
Under the Companies Act, there is a notification requirement for shareholders who acquire or cease to be interested in 3% of the shares of an Irish public company. A shareholder of Mallinckrodt must notify Mallinckrodt (but not the public at large) if as a result of a transaction the shareholder will be interested in 3% or more of any class of shares of Mallinckrodt carrying voting rights; or if as a result of a transaction a shareholder who was interested in more than 3% of any class of shares of Mallinckrodt carrying voting rights ceases to be so interested. Where a shareholder is interested in more than 3% of any class of shares of Mallinckrodt carrying voting rights, any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction, must be notified to Mallinckrodt (but not the public at large). The relevant percentage figure is calculated by reference to the aggregate par value of the class of shares in which the shareholder is interested as a proportion of the entire par value of the issued shares of that class. Where the percentage level of the shareholder’s interest does not amount to a whole percentage, this figure may be rounded down to the next whole number. All such disclosures must be notified to Mallinckrodt within five business days of the transaction or alteration of the shareholder’s interests that gave rise to the requirement to notify. Where a person fails to comply with the notification requirements described above, no right or interest of any kind whatsoever in respect of any shares in Mallinckrodt concerned, held by such person, will be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, such person may apply to the Irish High Court to have the rights attaching to the shares concerned reinstated.

In addition to the above disclosure requirement, Mallinckrodt, under the Companies Act, may by notice in writing require a person whom Mallinckrodt knows or has reasonable cause to believe to be or, at any time during the three years immediately preceding the date on which such notice is issued, to have been interested in shares comprised in Mallinckrodt’s relevant share capital: (i) to indicate whether or not it is the case, and (ii) where such person holds or has during that time held an interest in any class of shares of Mallinckrodt carrying voting rights to give such further information as may be required by Mallinckrodt, including particulars of such person’s own past or present interests in such class of shares of Mallinckrodt. Any information given in response to the notice is required to be given in writing within such reasonable time as may be specified in the notice.
Where such a notice is served by Mallinckrodt on a person who is or was interested in shares of Mallinckrodt carrying voting rights and that person fails to give Mallinckrodt any information required within the reasonable time specified, Mallinckrodt may apply to the court for an order directing that the affected shares be subject to certain restrictions.
Under the Companies Act, the restrictions that may be placed on the shares by the court are:
(i)any transfer of those shares, or in the case of unissued shares any transfer of the right to be issued with shares and any issue of shares, is void;
(ii)no voting rights are exercisable in respect of those shares;
(iii)no further shares may be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and
(iv)no payment may be made of any sums due from Mallinckrodt on those shares, whether in respect of capital or otherwise.
Where the shares in Mallinckrodt are subject to these restrictions, the court may order the shares to be sold and may also direct that the shares will cease to be subject to these restrictions.
Anti-Takeover Provisions
Shareholder Rights Plans and Share Issuances
Irish law does not expressly prohibit companies from issuing share purchase rights or adopting a shareholder rights plan (commonly known as a “poison pill”) as an anti-takeover measure. However, there is no directly relevant case law on the validity of such plans under Irish law.
Mallinckrodt’s Memorandum and Articles of Association allow the board to adopt a shareholder rights plan upon such terms and conditions as the board deems expedient and in the best interests of Mallinckrodt, subject to applicable law, in certain circumstances.
The board also has power to cause Mallinckrodt to issue any of its authorized and unissued shares on such terms and conditions as the board may determine (as described under “—Share Capital”) and any such action must be taken in the best interests of Mallinckrodt.
Irish Takeover Rules
The Irish Takeover Panel (the “Panel”) is a statutory body responsible for monitoring and supervising public company takeovers and over relevant transactions in Ireland and was established by the Irish Takeover Panel Act, 1997 (the “Act”). For purposes of the Act, a relevant company includes public limited companies or other bodies corporate incorporated in Ireland whose securities are currently being traded, or (if the subject of a takeover or other relevant proposal) were traded within the previous five years, on the Irish Stock Exchange, the London Stock Exchange, the New York Stock Exchange and/or Nasdaq. In October 2024, based solely on a submission to the Panel on behalf of Mallinckrodt, the Panel granted a waiver from the general application of the Irish Takeover Rules (the “Rules”) until 12 October 2025, being the end of the five-year period that the Rules would have remained applicable to Mallinckrodt following its delisting on 12 October 2020.
Corporate Governance
The articles of association of Mallinckrodt delegate the day-to-day management of Mallinckrodt to its board of directors. The board of directors may then delegate management of Mallinckrodt to committees, executives or to a management team, but regardless, the directors remain responsible, as a matter of Irish law, for the proper management of the affairs of Mallinckrodt. Committees may meet and adjourn as they determine proper. Unless otherwise determined by the board of directors, the quorum necessary for the transaction of business at any committee meeting shall be a majority of the members of such committee then in office unless the committee shall consist of one or two members, in which case one member shall constitute a quorum.
Election of Directors
The Companies Act provides for a minimum of two directors. Mallinckrodt’s Memorandum and Articles of Association provide for seven directors. The shareholders of Mallinckrodt may from time to time increase or reduce the maximum number of directors by a special resolution amending the Memorandum and Articles of Association.
The Memorandum and Articles of Association provide that Mallinckrodt’s board of directors shall consist of the following:
•the Chief Executive Officer of Mallinckrodt;

•one director (the “1L AHG Steering Committee Director”) designated by the Mallinckrodt shareholder holding the largest number of issued and outstanding ordinary shares (calculated on a fully-diluted basis and excluding equity to be issued under the Incentive Plan and the CVRs) on the Ad Hoc First Lien Group Steering Committee (as defined in the plan of reorganization for the 2023 Bankruptcy Proceedings), which Mallinckrodt shareholder shall have the sole right to remove and replace such 1L AHG Steering Committee Director in accordance with the terms of the Memorandum and Articles of Association for so long as such Mallinckrodt shareholder continues to hold at least 5% of the ordinary shares of Mallinckrodt (calculated on a fully-diluted basis and excluding equity to be issued under the Incentive Plan and the CVRs);
•one director (the “Crossover AHG Steering Committee Director” and, together with the 1L AHG Steering Committee Director, the “Designated Directors”) designated by the Ad Hoc Crossover Group Steering Committee (as defined in the plan of reorganization for the 2023 Bankruptcy Proceedings), which Ad Hoc Crossover Group Steering Committee shall have the sole right to remove and replace such Crossover AHG Steering Committee Director in accordance with the terms of the Memorandum and Articles of Association for so long as at least one Mallinckrodt shareholder in the Ad Hoc Crossover Group Steering Committee holds at least 5% of the ordinary shares of Mallinckrodt (calculated on a fully-diluted basis and excluding equity to be issued under the Incentive Plan and the CVRs); and
•up to four directors who qualify as “independent directors” under the listing requirements of the New York Stock Exchange, to be designated by a nominating and selection committee (the “Nominating and Selection Committee”) comprised of members of the Ad Hoc First Lien Group Steering Committee, the Ad Hoc Crossover Group Steering Committee and the Ad Hoc 2025 Noteholder Group (as defined in the plan of reorganization for the 2023 Bankruptcy Proceedings).
The Memorandum and Articles of Association provide that the chair of the board will be determined by the Nominating and Selection Committee. Subject to customary exclusions for affiliated transactions, and save for the Nominating and Selection Committee, the Memorandum and Articles of Association provide that committees of the board will be appointed by a majority of the board and will include in all cases the Designated Directors that request such appointment unless any Designated Director(s) declines, in his or her sole discretion, to serve on any such committee.
At each annual general meeting of Mallinckrodt, all the directors (other than the Designated Directors) shall retire from office and be eligible for re-election.
Vacancies on the Board of Directors
Subject to the rights of the Ad Hoc First Lien Group Steering Committee, the Ad Hoc Crossover Group Steering Committee and the Nominating and Selection Committee as set forth in the Memorandum and Articles of Association, a vacancy caused by the removal of a director may be filled at the meeting at which the director is removed by ordinary resolution of Mallinckrodt’s shareholders, subject to compliance with the applicable advance notice requirements for the election of directors (see “—Requirements for Advance Notification of Director Nominations and Proposals of Shareholders”). Where the number of director nominees exceeds the number of directors to be elected, each nominee is voted upon separately, in which case directors will be elected based on a plurality of votes received in absolute terms, not by relative percentage, until the maximum number of directors are appointed. If shareholders do not appoint a director to fill such vacancy within 45 days after the occurrence of such vacancy, it may be filled by the board of directors, subject to the rights of the Ad Hoc First Lien Group Steering Committee, the Ad Hoc Crossover Group Steering Committee and the Nominating and Selection Committee as set forth in the Memorandum and Articles of Association.
During any vacancy on the board, the remaining directors will have full power to act as the board. If and so long as the number of directors is below the minimum number required by the Companies Act, the continuing directors may act to increase the number of directors to the minimum number or to summon a general meeting of Mallinckrodt but may conduct no other business.
Removal of Directors
The Companies Act provides that, notwithstanding anything contained in the memorandum and articles of association of a company or in any agreement between that company and a director, the shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term at a meeting held on no less than 28 days’ notice and at which the director is entitled to be heard. Accordingly, the shareholders of Mallinckrodt may by an ordinary resolution remove a director from office before the expiration of his or her term (notwithstanding any agreement between Mallinckrodt and the director); provided, that notwithstanding anything in the Memorandum and Articles of Association to the contrary, (i) the Chief Executive Officer may only be removed or replaced as a director by the resolution of the board of directors, (ii) the 1L AHG Steering Committee Director may only be removed or replaced by the Ad Hoc First Lien Group Steering Committee, (iii) the Crossover AHG Steering Committee Director may only be removed or replaced by the Ad Hoc Crossover Group Steering Committee, and (iv) other than removals by the board of directors for cause, the remaining four directors may only be removed or replaced by the Nominating and Selection Committee, subject to the terms and conditions set forth in the Memorandum and Articles of Association. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) which the director may have against Mallinckrodt in respect of his or her removal.
Board Observer

With respect to each of the Ad Hoc First Lien Group Steering Committee and the Ad Hoc Crossover Group Steering Committee (each, a “Designating Committee”), the Memorandum and Articles of Association provide that the shareholder holding the largest number of issued and outstanding ordinary shares of Mallinckrodt as of the Effective Date (calculated on a fully-diluted basis and excluding equity to be issued under the Incentive Plan and the CVRs) in each Designating Committee shall, subject to customary restrictions (including confidentiality obligations and recusal provisions), be entitled to designate one representative as a non-voting observer to the board of directors for so long as such shareholder holds at least 5% of the issued and outstanding ordinary shares of Mallinckrodt (calculated on a fully-diluted basis and excluding equity to be issued under the Incentive Plan and the CVRs).
Amendment of Memorandum and Articles of Association
Irish companies, including Mallinckrodt, may only alter their memorandum and articles of association with the approval of a special resolution of a general meeting of the company.
Duration; Dissolution; Rights upon Liquidation
Mallinckrodt’s corporate existence has unlimited duration. Mallinckrodt may be dissolved at any time by way of either a shareholders’ voluntary winding up or a creditors’ voluntary winding up. In the case of a shareholders’ voluntary winding up, a special resolution of the shareholders of Mallinckrodt is required. Mallinckrodt may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where Mallinckrodt has failed to file certain returns. Mallinckrodt may also be dissolved by the Director of Corporate Enforcement in Ireland where the affairs of Mallinckrodt have been investigated by an inspector and it appears from the report or any information obtained by the Director of Corporate Enforcement that Mallinckrodt should be wound up.
The rights of the shareholders to a return of Mallinckrodt’s assets on dissolution or winding up, following the settlement of all claims of creditors, may be prescribed in Mallinckrodt’s Memorandum and Articles of Association. If the Memorandum and Articles of Association contain no specific provisions in respect of a dissolution or winding up, then, subject to the priorities of any creditors, the assets will be distributed to shareholders in proportion to the paid-up par value of the shares held. Mallinckrodt’s Memorandum and Articles of Association provide that the ordinary shareholders of Mallinckrodt are entitled to participate pro rata in a winding up.
Uncertificated Shares
Holders of ordinary shares of Mallinckrodt do not have the right to require Mallinckrodt to issue certificates for their shares. Mallinckrodt only issues uncertificated ordinary shares.
Stock Exchange Listing
Prior to our emergence from the 2023 Bankruptcy Proceedings, our ordinary shares were traded on the NYSE American LLC (“NYSE American”) under the ticker symbol “MNK.” On September 6, 2023, the NYSE filed a Form 25 with the SEC to delist our ordinary shares from the NYSE American. The delisting became effective September 16, 2023. Our ordinary shares began trading on the Pink Open Market (formerly known as the OTC Pink Marketplace) on August 29, 2023 under the symbol “MNKTQ.” On the Effective Date, upon emergence from the 2023 Bankruptcy Proceedings, all of our outstanding ordinary shares were cancelled and we ceased trading on the Pink Open Market. Following our emergence from the 2023 Bankruptcy Proceedings, our ordinary shares are not listed on any Irish Stock Exchange (including Euronext Dublin) or any other exchange.
No Sinking Fund
The Mallinckrodt ordinary shares have no sinking fund provisions.
Transfer and Registration of Shares
Mallinckrodt’s official share register is maintained by its transfer agent and the transfer agent’s affiliates. Registration in this share register is determinative of membership in Mallinckrodt. A shareholder of Mallinckrodt who holds shares beneficially is not the holder of record of such shares. Instead, the depository or other nominee is the holder of record of such shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through the same depository or other nominee is not registered in Mallinckrodt’s official share register, as the depository or other nominee remains the record holder of such shares. Under Irish law, rights attaching to Mallinckrodt’s shares, including those outlined in this exhibit are generally only exercisable by the legal owner of the relevant shares on Mallinckrodt’s official Irish share register. A shareholder holding through a depository may only exercise such rights by either procuring the transfer of the shares from the depository into their direct legal ownership or by procuring the exercise by the depository nominee of those rights on their behalf in accordance with the applicable terms, procedures and rules of the depository.

A written instrument of transfer is required under Irish law in order to register on Mallinckrodt’s official share register any transfer of shares (i) from a person who holds such shares directly to any other person, (ii) from a person who holds such shares beneficially to a person who holds such shares directly, or (iii) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer also is required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty which must be paid prior to registration of the transfer on Mallinckrodt’s official Irish share register. However, a shareholder who directly holds shares may transfer those shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty, provided there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not made in contemplation of a sale of the shares by a beneficial owner to a third party.
Mallinckrodt may, in its absolute discretion, pay (or cause one of its affiliates to pay) any stamp duty. Mallinckrodt’s Memorandum and Articles of Association provide that, in the event of any such payment, Mallinckrodt (i) may seek reimbursement from the buyer, (ii) will have a lien against the Mallinckrodt ordinary shares acquired by such buyer and any dividends paid on such shares and (iii) may set-off the amount of the stamp duty against future dividends on such shares.
Mallinckrodt’s Memorandum and Articles of Association delegate to Mallinckrodt’s secretary and certain other persons and delegates the authority to execute an instrument of transfer on behalf of a transferring party.
Under specific exceptions outlined for certain circumstances, holders of Mallinckrodt shares are restricted from encumbering, transferring, or entering agreements to do the any of the foregoing related to their shares without meeting certain conditions.
The directors of Mallinckrodt, in their absolute discretion, may decline to recognize any instrument of transfer unless (i) it is accompanied by such evidence as the directors may reasonably require to show the right of the transferor to make the transfer; (ii) it is in respect of one class of share only; (iii) it is in favor of not more than four transferees; and (iv) it is lodged at the registered office of Mallinckrodt or at such other place as the directors may appoint. In the case of a transfer of shares by means other than a sale through a stock exchange on which the shares are listed, the directors have absolute discretion and without assigning any reason therefor to decline to register (i) any transfer of a share which is not fully paid; (ii) any transfer to or by a minor or person of unsound mind; (iii) any transfer where the board of directors is not reasonably satisfied that the transfer restrictions contained in the Memorandum and Articles of Association have been complied with in respect of such transfer, subject to certain exceptions; (iv) any transfer where the instrument of transfer has not been correctly stamped in respect of stamp duty; and (v) any transfer where the board of directors is satisfied, based on written advice from outside legal counsel, that any required consent has not been obtained. The directors of Mallinckrodt shall also refuse to register any purported transfer if (i) the transfer would have adverse regulatory or tax consequences to Mallinckrodt; (ii) the transferee is a Company Competitor (as defined in the Memorandum and Articles of Association); or (iii) the transferor has failed to comply with its obligations set forth in articles 26-35 of the Memorandum and Articles of Association.
The transferor shall be deemed to remain the legal holder of the share until the name of the transferee is entered on the register in respect thereof.
The registration of transfers may be suspended by the directors at such times and for such period, not exceeding 30 days in each year, as the directors may from time to time determine.
Transfer Agent and Registrar
The transfer agent and registrar for Mallinckrodt ordinary shares is Computershare Investor Services (Ireland) Limited.